Exhibit 3.5

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

REGENCY CENTERS CORPORATION

Pursuant to Section 607.1002(5) of the Florida Business Corporation Act (the “FBCA”), the Board of Directors of Regency Centers Corporation, a Florida corporation (the “Corporation”), on May 17, 2023, duly adopted by resolution, without shareholder action, this amendment to the Restated Articles of Incorporation for the purpose of deleting the authorizations for its Series 6 Cumulative Redeemable Preferred Stock and its Series 7 Cumulative Redeemable Preferred Stock. No shares of these series of preferred stock are issued and outstanding as of the date hereof.

Accordingly,

The Restated Articles of Incorporation of the Corporation are hereby amended to delete:

1.

The authorization for the Series 6 Cumulative Redeemable Preferred Stock, par value $0.01, of the Corporation established as a series of its Preferred Stock, thereby deleting Addendum 1 to Restated Articles of Incorporation of Regency Centers Corporation in its entirety.

2.

The authorization for the Series 7 Cumulative Redeemable Preferred Stock, par value $0.01, of the Corporation established as a series of its Preferred Stock, thereby deleting Addendum 2 to Restated Articles of Incorporation of Regency Centers Corporation in its entirety.

IN WITNESS WHEREOF, the undersigned Senior Vice President, General Counsel and Secretary of the Corporation has executed these Articles of Amendment to the Restated Articles of Incorporation as of August 16, 2023.

REGENCY CENTERS CORPORATION

By:	/s/ Michael Herman
Michael Herman
Senior Vice President, General Counsel and Secretary